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                                                                    EXHIBIT 23.1

The Board of Directors
Cityscape Financial Corp.:

     We consent to the use of our report dated February 28, 1997 relating to the consolidated financial statements of Cityscape Financial Corp. and Subsidiary as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, which report makes reference to the report of other auditors, included herein and to the reference to our firm under the headings "Selected Consolidated Financial and Other Data" and "Experts" in the prospectus.


                                          /s/ KPMG PEAT MARWICK LLP


                                          KPMG Peat Marwick LLP

New York, New York

April 18, 1997